Exhibit 99.1

Thoma Bravo Completes Acquisition of Medallia

SAN FRANCISCO, Calif., – October 29, 2021 – Thoma Bravo, a leading software investment firm, today announced the completion of its acquisition of Medallia, a global leader in customer and employee experience, in an all-cash transaction valued at $6.4 billion. The acquisition was previously announced on July 26, 2021 and approved by Medallia shareholders on October 14, 2021.

Subject to the terms of the merger agreement, Medallia shareholders will receive $34.00 per share in cash, which represents a premium of approximately 20% to Medallia’s unaffected closing stock price on June 10, 2021, the last full trading day prior to media reports regarding a possible transaction, and a premium of approximately 29% to Medallia’s unaffected 30-day average price. Medallia’s common stock has ceased trading and is no longer listed on the NYSE. Medallia will remain headquartered in San Francisco.

“The close of this transaction is an important milestone in Medallia’s history as we embark on our next chapter of growth as a private company,” said Leslie Stretch, President and CEO of Medallia. “I am incredibly proud of all that we have achieved since our founding in 2001 and am confident that our new partnership with Thoma Bravo will catalyze Medallia’s ability to deliver continued innovation to the market, bolster our position as an innovation leader and set us apart as we maximize value for our stakeholders.”

“With its best-in-class SaaS platform and AI capabilities, Medallia is leading and redefining the experience management market,” said Scott Crabill, a Managing Partner at Thoma Bravo. “We are excited to officially join forces with the Medallia team and look forward to working together to expand the company’s customer reach and begin a new phase of differentiated growth.”

“We are thrilled to support Medallia’s long-term growth and leverage Thoma Bravo’s operational and software expertise to capitalize on a rapidly growing market opportunity in experience management,” added Peter Stefanski, a Principal at Thoma Bravo. “Leslie and his team have built the leading company in the sector and we’re confident that our partnership will help the company achieve even greater success.”

Advisors
Morgan Stanley & Co. LLC is serving as lead financial advisor to Medallia, and BofA Securities and Wells Fargo Securities are also serving as financial advisors. Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as Medallia’s legal advisor. Kirkland & Ellis LLP is serving as legal advisor to Thoma Bravo. Debt financing for the transaction is being provided by Blackstone Credit, certain funds managed by affiliates of Apollo Capital Management, L.P., KKR Credit, Thoma Bravo Credit and Antares Capital.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding expectations for Medallia following its acquisition by Thoma Bravo. If any of these risks or uncertainties materialize, or if any of Medallia’s assumptions prove incorrect, Medallia’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: possible disruption to Medallia’s current plans and operations due to the acquisition, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Medallia files with the Securities and Exchange Commission, including Medallia’s Annual Report on Form 10-K filed with the SEC on March 22, 2021, and Quarterly Report on Form 10-Q filed with the SEC on September 3, 2021, each of which may be obtained on the investor relations section of Medallia’s website (https://investor.medallia.com). All forward-looking statements in this communication are based on information available to Medallia as of the date of this communication, and Medallia does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

About Medallia
Medallia (NYSE: MDLA) is the pioneer and market leader in customer, employee, citizen and patient experience. The company’s award-winning SaaS platform, Medallia Experience Cloud, is becoming the experience system of record that makes all other applications customer and employee aware. The platform captures billions of experience signals across interactions including all voice, video, digital, IoT, social media and corporate messaging tools. Medallia uses proprietary artificial intelligence and machine learning technology to automatically reveal predictive insights that drive powerful business actions and outcomes. Medallia customers reduce churn, turn detractors into promoters and buyers, create in-the-moment cross-sell and up-sell opportunities and drive revenue-impacting business decisions, providing clear and potent returns on investment. For more information visit www.medallia.com.

© 2021 Medallia, Inc. All rights reserved. Medallia®, the Medallia logo, and the names and marks associated with Medallia’s products are trademarks of Medallia. All other trademarks are the property of their respective owners.

About Thoma Bravo
Thoma Bravo is one of the largest private equity firms in the world, with more than $83 billion in assets under management as of June 30, 2021. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm's deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20-plus years, the firm has acquired more than 325 software and technology companies representing over $100 billion of value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit thomabravo.com.

Contacts

Medallia

Investor Contact:
Carolyn Bass
IR@Medallia.com

PR Contact:
Joele Frank, Wilkinson Brimmer Katcher
Matt Sherman / Sophie Throsby / Katie Villany
212-355-4449

Thoma Bravo:
Megan Frank
212-731-4778
mfrank@thomabravo.com

OR

Finsbury Glover Hering
Joe Berg
203-984-2771
joe.berg@fgh.com